Exhibit 11(a)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 033-67386 of Lincoln Benefit Life Variable Life Account of Lincoln Benefit Life Company on Form S-6 of our report dated February 19, 1999 relating to the consolidated financial statements and financial statement schedule of Lincoln Benefit Life Company and our report dated March 18, 1999 relating to the financial statements of Lincoln Benefit Life Variable Account, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP
Chicago, Illinois
April 12, 1999